UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported) April 14, 2010

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Offering of 6.75% Senior Notes due 2018

On April 14, 2010, AutoNation, Inc. (the “Company”) completed its registered public offering of $400.0 million aggregate principal amount of 6.75% Senior Notes due 2018 (the “2018 Notes”) at a public offering price of 98.488% of the aggregate principal amount. The Company entered into the following agreements governing the terms of the 2018 Notes: (1) the indenture, dated as of April 14, 2010 (the “2018 Base Indenture”), among the Company, the guarantors named therein (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), and (2) the supplemental indenture, dated as of April 14, 2010 (the “2018 Supplemental Indenture,” and together with the 2018 Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The 2018 Notes mature on April 15, 2018 and bear interest at a rate equal to 6.75% per annum, payable semiannually in arrears on April 15 and October 15, beginning on October 15, 2010. The 2018 Notes are jointly and severally guaranteed on a senior unsecured basis by substantially all of the Company’s subsidiaries. The 2018 Notes rank equal in right of payment to the Company’s current and future senior unsecured debt and senior in right of payment to any existing and future subordinated debt. The 2018 Notes are effectively subordinated in right of payment to the Company’s current and future secured debt, to the extent of the value of the assets securing such debt, and to any future indebtedness of the Company’s non-guarantor subsidiaries. The Indenture contains certain restrictive covenants that, among other things, limit the ability of the Company to incur liens, enter into sale and leaseback transactions and merge, consolidate, or transfer all or substantially all of its assets.

Cash Tender Offers for Old Notes

On April 14, 2010, the Company used a portion of the proceeds from the issuance of the 2018 Notes to pay the total consideration for the Floating Rate Notes due 2013 (the “Floating Rate Notes”) and the 7% Senior Notes due 2014 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Old Notes”) that were validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on April 13, 2010 (the “Consent Deadline”), pursuant to the Company’s previously announced cash tender offers to purchase any and all of its outstanding Old Notes. As of the Consent Deadline, the Company received tenders and consents for approximately $145.5 million aggregate principal amount of Floating Rate Notes, representing 99.6% of the approximately $146.1 million aggregate principal amount of the Floating Rate Notes previously outstanding, and approximately $117.8 million aggregate principal amount of Fixed Rate Notes, representing 88.8% of the approximately $132.6 million aggregate principal amount of the Fixed Rate Notes previously outstanding. The total amount paid, approximately $273.8 million, represented the total consideration for the Old Notes (including the consent payments) plus accrued and unpaid interest.

On April 14, 2010, after receiving consents from the holders of a majority in aggregate principal amount of each series of the outstanding Old Notes, the Company also entered into a supplemental indenture (the “Old Notes Supplemental Indenture”) to the indenture, dated as of April 12, 2006 (the “Old Notes Indenture”), among the Company, the subsidiary guarantors named therein and the Trustee. The Old Notes Supplemental Indenture amends the Old Notes Indenture, effective April 14, 2010, to (1) eliminate substantially all of the restrictive covenants and certain events of default, (2) reduce the notice period required for an optional redemption of the Old Notes, and (3) make other related amendments.

The tender offers and consent solicitations remain open and are scheduled to expire at 11:59 p.m., New York City time, on Tuesday, April 27, 2010 (the “Expiration Time”), unless extended or earlier terminated by the Company. This Current Report on Form 8-K (this “Form 8-K”) shall not constitute an offer to purchase or a solicitation of an offer to sell the Old Notes. The cash tender offers are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent, and related materials that were previously distributed to the holders of the Old Notes.

Amendment to Credit Agreement

On April 14, 2010, AutoNation entered into an amendment to the credit agreement (as amended, the “Amended Credit Agreement”) governing its term loan and revolving credit facilities. Pursuant to such amendment, the maturity date for $479.4 million of term loan borrowings and $581.6 million of revolving credit commitments was extended from July 18, 2012 to July 18, 2014. The maturity date for $54.0 million of term loan borrowings and $57.0 million of revolving credit commitments, relating to lenders that did not consent to the extension, remains July 18, 2012. The size of the term loan facility was reduced from $600 million to $533.4 million, and the size of the revolving credit facility was reduced from $700 million to $638.6 million. The amendment also modified certain financial covenants, including an increase in the maximum leverage ratio from 2.75x to 3.25x and a decrease in the maximum capitalization ratio from 65% to 60%. In calculating the capitalization ratio, AutoNation is now permitted to exclude goodwill, franchise rights and long-lived asset impairments subsequent to 2007.

The 2018 Base Indenture is being filed as Exhibit 4.1, the 2018 Supplemental Indenture is being filed as Exhibit 4.2, the Old Notes Supplemental Indenture is being filed as Exhibit 4.3, and the Amended Credit Agreement is being filed as Exhibit 10.1 to this Form 8-K, and each is incorporated by reference herein. The descriptions of the provisions of the 2018 Base Indenture, the 2018 Supplemental Indenture, the Old Notes Supplemental Indenture and the Amended Credit Agreement are summary in nature and are qualified in their entirety by reference to the provisions of the definitive agreements.

The agreements included with this 8-K (including the exhibits to such agreements), which are being filed to provide investors with information regarding their terms, contain various representations, warranties and covenants of the Company and the other parties thereto. They are not intended to provide any factual information about any of the parties thereto or any subsidiaries of the parties thereto. The assertions embodied in those representations, warranties and covenants were made for purposes of each of the agreements, solely for the benefit of the parties thereto.

In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder might view as material, or may have been made for purposes of allocating contractual risk among the parties rather than establishing matters as facts. The representations, warranties or covenants in the agreements (or any description thereof) should not be viewed as disclosures with respect to the actual state of facts concerning the business, operations or condition of any of the parties to the agreements (or their subsidiaries) and should not rely on them as such. In addition, information in any such representations, warranties or covenants may change after the dates covered by such provisions, which subsequent information may or may not be fully reflected in the public disclosures of the parties. In any event, investors should read the agreements together with the other information concerning the Company and its subsidiaries contained in reports and statements that the Company files with the Securities and Exchange Commission.

Item 3.03	Material Modification to Rights of Security Holders

The disclosure required by this Item is included in Item 1.01 of this Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events.

On April 14, 2010, the Company issued a press release regarding the transactions described in Item 1.01 of this Form 8-K. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

4.1	Indenture, dated as of April 14, 2010, relating to the Company’s 6.75% Senior Notes due 2018.

4.2	Supplemental Indenture, dated as of April 14, 2010, relating to the Company’s 6.75% Senior Notes due 2018.

4.3	Supplemental Indenture, dated as of April 14, 2010, relating to the Company’s Floating Rate Notes due 2013 and Fixed Rate Notes due 2014.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the 2018 Notes.

10.1	Fourth Amendment, dated as of April 14, 2010, to the Company’s Credit Agreement, dated as of July 14, 2005, amending and restating the Company’s Credit Agreement.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

99.1	Press Release of AutoNation, Inc. dated April 14, 2010 announcing completion of refinancing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date: April 14, 2010	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of April 14, 2010, relating to the Company’s 6.75% Senior Notes due 2018.

4.2	Supplemental Indenture, dated as of April 14, 2010, relating to the Company’s 6.75% Senior Notes due 2018.

4.3	Supplemental Indenture, dated as of April 14, 2010, relating to the Company’s Floating Rate Notes due 2013 and Fixed Rate Notes due 2014.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the 2018 Notes.

10.1	Fourth Amendment, dated as of April 14, 2010, to the Company’s Credit Agreement, dated as of July 14, 2005, amending and restating the Company’s Credit Agreement.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

99.1	Press Release of AutoNation, Inc. dated April 14, 2010 announcing completion of refinancing.